DIAMOND HILL FUNDS
                          Form of Plan of Distribution
                             Pursuant to Rule 12b-1

      WHEREAS, Diamond Hill Funds, an Ohio business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder (the "1940 Act"); and

      WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more series of Shares ("Series"); and

      WHEREAS, each Series of Shares may be divided into one or more classes ("Class"); and

      WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Qualified Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Series of the Trust set forth in Exhibit A, attached hereto, as such Exhibit A shall be amended from time to time in the manner set forth herein, and if required by the 1940 Act, the shareholders of such Series have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

      NOW THEREFORE, the Trust hereby adopts this Plan, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

      1. Distribution Activities. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution of shares of the Series set forth in Exhibit A, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that are engaged in the sale of Series shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Series shares, or that hold Series shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Series and its shareholders; (b) payments made to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that render shareholder support services not otherwise provided by the Trust's transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Series shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Series for recipients other than existing shareholders of the Series; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Series Classes of Shares described herein, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

      2. Annual Fee. (a) Class A. Shares. The Trust will pay the Trust's principal underwriter ("Principal Underwriter") an annual fee for the Principal Underwriter's services in connection with the sales and promotion of the Class A Shares of the Series, including its expenses in connection therewith. The annual fee paid to the Principal Underwriter under this Plan will be calculated daily and paid monthly by the Trust on behalf of the Series on the first day of each month at an annual rate of 0.25% of the average daily net assets of the Class A Shares of the Series.

            (b) (i) Class C. Shares. The Trust will pay the Trust's Principal Underwriter an annual fee for the Principal Underwriter's services in connection with the sales and promotion of the Class C Shares of the Series, including its expenses in connection therewith. The annual fee paid to the Principal Underwriter under this Plan will be calculated daily and paid monthly by the Trust on behalf of the Series on the first day of each month at an annual rate of 0.75% of the average daily net assets of the Class C Shares of the Series.

                  (ii) In addition to the payments provided for in Section
            2(b)(i) and in order to further enhance the distribution of the Series' Class C Shares, the Trust on behalf of the Series shall pay the Principal Underwriter a rate of 0.25% of the average daily net assets of the Class C Shares of the Series for payments made to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that (a) hold Class C Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Series and its shareholders or (b) render shareholder support services not otherwise provided by the Trust's transfer agent, including but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request. If the National Association of Securities Dealers ("NASD") adopts a definition of "service fees" for purposes of Section 2830 of the Conduct Rules of the NASD (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such NASD definition.

      3.    Term and Termination.

            (a)   This Plan shall become effective on May 31, 2002.

            (b) Unless terminated as herein provided, this Plan shall continue in effect until May 31, 2003, and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

            (c) This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust. If this Plan is terminated, the Trust will not be required to make any payments for expenses incurred after the date of termination.

      4. Amendments. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the shares of the Trust (as defined in the 1940 Act).

      5. Selection and Nomination of Trustees and Independent Legal Counsel. While this Plan is in effect, (a) the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust; and (b) any person who acts as legal counsel for the Qualified Trustees shall be an independent legal counsel.

      6. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

      7. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

      8. Severable. The provisions of this Plan are severable for each Series and each Class. Whenever this Plan provides for action to be taken with respect hereto such action must be taken separately for each Series or Class affected thereby.

      9. Limitation of Liability. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust and all amendments thereto are on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees, the shareholders of the Trust individually or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Series.

      IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the date set forth below.


                                          Diamond Hill Funds


Dated as of: May 31, 2002                 /s/ James F. Laird
                                          --------------------------
                                          James F. Laird, President


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

                                    Exhibit A
                                       to
                              Plan of Distribution
                             Pursuant to Rule 12b-1
                                       of
                               Diamond Hill Funds


Series
------

Diamond Hill Strategic Income Fund

Diamond Hill Small-Mid Cap Fund

Diamond Hill Select Fund











Dated as of:                                      Diamond Hill Funds

                                                  By
                                                     -------------------------
                                                     James F. Laird, President